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                                                                      EXHIBIT 12

                 NAPCO SECURITY SYSTEMS, INC. AND SUBSIDIARIES

                             COMPUTATION OF RATIOS


                                                            1997                1996                 1995
                                                            ----                ----                 ----
                                                                 (In thousands, except for ratios)
A.  Current Assets                                          $42,021            $41,529              $39,916
B.  Current Liabilities                                      11,885             12,853               11,256
    Current Ratio
      (Line A / Line B)                                    3.5 to 1           3.2 to 1             3.5 to 1

C.  Net Sales                                               $53,302            $49,088              $48,078
D.  Receivables                                              13,937             13,759               13,647

    Ratio (Line C / Line D)                                3.8 to 1           3.6 to 1             3.5 to 1

E.  Total Current
      Liabilities                                           $11,885            $12,853              $11,256
F.  Long Term Debt                                           13,313             14,150               15,275
G.  Deferred Income Taxes                                       828                742                  648
H.  Total Liabilities                                        26,026             27,745               27,179
I.  Equity                                                   31,218             29,574               28,560

    Ratio (Line H / Line I)                                 .8 to 1            .9 to 1               1 to 1





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